Exhibit 10.13

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of the 30th day of April, 2008 (“Agreement”) by and between THE PANTRY, INC., a Delaware corporation (the “Corporation”), and Peter J. Sodini (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Corporation desires to employ Employee as President and CEO of the Corporation on the terms and conditions hereinafter set forth, and Employee is desirous of accepting said employment; and

WHEREAS, the Corporation and Employee are parties to an employment agreement dated October 1, 1997 which the parties have amended by five amendments dated April 1, 1999, September 21, 2001, August 28, 2002, December 7, 2003, and November 17, 2005 (the employment agreement as amended by the five amendments, the “Employment Agreement”). The parties wish to amend and restate the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the employment of Employee, the mutual terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Employment and Term. Subject to the terms and conditions of this Agreement, the Corporation agrees to employ the Employee in a full time capacity to serve as President and CEO for a term commencing on October 1, 1997 and ending on September 30, 2009. Employee will carry out faithfully and to the best of his abilities such duties and have such responsibilities as would normally be carried out by the President and CEO of the Corporation, subject to the control of and in accordance with the directives and policies of the Board of Directors of the Corporation. The employment of Employee shall be on a full time basis, but the Employee may be a passive investor or otherwise have a passive interest in other businesses, partnerships and entities so long as such other activities of the Employee do not interfere with the performance of his duties hereunder and so long as such other businesses, partnerships and entities do not cause the Employee to violate the non-competition restrictions of this Agreement.

2.          Compensation. The Corporation shall provide Employee with an annual salary equal to $800,000.00 payable in equal monthly installments, or such other schedule established by the Corporation. The annual salary may, at the option of the Board of Directors, be subject to annual increases upon review by the Board of Directors. Any such reviews will be made after completion of the Corporation’s fiscal year, with any increases to be retroactive to the first day of the fiscal year.

3.          Bonus Program and Other Benefits. Employee shall be eligible to participate in a manner commensurate with other senior management employees of the Corporation in all benefits or other programs available, to the extent such exist or are sponsored by the Corporation. Without limiting the generality of the foregoing, Employee shall participate in an incentive bonus program which shall provide for a payout of a minimum of 25% upon the achievement of goals determined by the Board of Directors.

4.          Car Allowance. During the term of this Agreement, the Corporation shall provide Employee with a company car.

5.	Employment Termination Prior to Change In Control.

5.1        Termination By The Corporation. Prior to a Change in Control (as defined in Section 6.1 hereof), the Corporation may terminate Employee’s employment upon the occurrence of any of the following:

(a)       At the election of the Corporation for just cause, immediately upon written notice by the Corporation to Employee. For the purpose of this Section 5.1(a), just cause for termination shall be deemed to exist in the event of: (A) the willful and continued failure by Employee to substantially perform his duties with the Corporation after written instruction by the Corporation to do so, (B) the engaging by Employee in conduct which is demonstrably and materially injurious to the Corporation, (C) the conviction of Employee of, or the entry of a pleading of guilty or nolo contendere by Employee to, any crime involving moral turpitude or any felony, (D) material breach by Employee of any of the terms of this Agreement or (E) gross negligence or willful misconduct in the performance of his duties.

(b)       Upon death or upon determination of disability of Employee. As used in this Section 5, the term “disability” or “disabled” shall mean the failure of Employee, due to a physical or mental disability, for a period of 180 days, during any consecutive 12-month period, to substantially perform the services contemplated under this Agreement with or without reasonable accommodation and as determined by the Corporation in its reasonable discretion and in accordance with applicable law.

(c)       At the election of the Corporation at any time upon thirty (30) days prior written notice to Employee and subject to the provisions of Section 5.3(b).

5.2        Termination By The Employee. The Employee may terminate his employment upon 30 days’ notice to the Corporation.

5.3	Effect of Termination Prior To Change In Control.

(a)       In the event Employee’s employment is terminated pursuant to Sections 5.1(a) or (b) or should the Employee terminate his employment pursuant to Section 5.2, the Corporation shall pay to Employee the compensation and benefits otherwise payable to him under Section 2 through the last day of his actual employment by the Corporation (for termination for just cause or upon death) or his effective date of termination (for termination upon disability).

(b)       Should Employee’s employment be terminated by the Corporation pursuant to Section 5.1(c) (at the election of the Corporation at any time), then the Corporation shall pay or provide to the Employee regardless of the number of months then remaining in the term of this Agreement:

(i)	amounts due on the effective termination date;

(ii)       an amount equal to his then current monthly salary (less applicable withholdings) for eighteen (18) months, payable in substantially equal monthly installments on the last business day of each applicable month. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as applicable, each installment payment shall be considered a separate payment;

(iii)      unless Employee obtains comparable group health insurance coverage from a subsequent employer, then, for the eighteen (18) months following the termination of Employee’s employment, Employee may elect to continue participation in the Corporation’s group health insurance plan in which Employee participated upon termination of employment by electing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). For the eighteen (18) month continuation period, the Corporation shall reimburse Employee for that portion of the COBRA premiums that are in excess of the amount Employee paid for group health plan coverage immediately prior to termination from employment. In the event Employee prefers to obtain coverage under an individual health insurance policy that is less expensive than COBRA coverage rather than electing COBRA continuation coverage, the Corporation shall, for eighteen (18) months, reimburse Employee for that portion of the premium payments that are in excess of the amount Employee paid for group health plan coverage immediately prior to termination of employment. All reimbursements required under this Section 5.3(b)(iii) shall be paid as soon as reasonably practicable following Employee’s submission of proof of timely premium payments to the Corporation; provided, however, that all such claims for reimbursement shall be submitted by Employee and paid by the Corporation no later than twenty-one (21) months following Employee’s termination of employment.

(c)       If Employee’s employment is terminated by death or because of disability either before or after a Change in Control (as hereinafter defined) pursuant to Section 5.1(b), the Corporation shall pay to the estate of the Employee or to Employee, as the case may be, an amount equal to Employee’s then current salary for twelve (12) months (less any applicable taxes and withholdings and less any amounts paid or payable to Employee under any disability plan). Any payments paid to Employee or his estate pursuant to this Section shall be paid in substantially equal installments on the last business day of each applicable month. For purposes of Section 409A, as applicable, each installment payment shall be considered a separate payment.

6.	Employment and Termination Subsequent To A Change of Control.

6.1        Definition of Change of Control. For purposes of this Agreement, a “Change in Control” shall mean a change in control of the Corporation occurring after the date hereof that is of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is in fact required to comply therewith; provided, that, without limitation, such a change in control shall be deemed to have occurred in the following circumstances:

(a)       any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation, trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation or the existing holders of capital stock of the Corporation as of the date hereof, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding securities;

(b)       the consummation of a merger or consolidation of the Corporation with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no “person” (as hereinabove defined and subject to the exceptions contained in such definition) acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities;

(c)       the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets; or

(d)       during any period of twenty-four (24) consecutive months, the individuals who constitute the Board of Directors of the Corporation at the beginning of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board of Directors; provided, however, that a director who is not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director is elected or recommended for election by a majority of the directors who are then Incumbent Directors.

6.2        Termination Following Change In Control. Unless Employee’s employment is terminated:

(a)       because of Employee’s death or disability (as defined in Section 6.2(i)), in which case, the Corporation shall make payments to the estate of the Employee or to Employee, as the case may be, as provided in Section 5.3(c) above;

(b)	by the Corporation for Cause as defined in Section 6.2(ii);

(c)       by Employee other than for Good Reason as defined in Section 6.2(iii);

upon termination of Employee’s employment subsequent to a Change of Control regardless of the number of months then remaining in the term of this Agreement, Employee shall be entitled to a severance payment equal to Employee’s then current monthly salary for twenty-four (24) months plus an amount equal to two (2) times the value of Employee’s target bonus, as described in the Corporation’s Annual Incentive Compensation Plan (“Target Bonus”), for the year in which the termination occurs (less any applicable taxes and withholdings) with such severance payment beingpayable in substantially equal installments on the last business day of each applicable month. For purposes of Section 409A, as applicable, each installment payment shall be considered a separate payment. Employee’s entitlement to such payments shall not be reduced by subsequent employment, provided that no payments shall be made under this Section 6.2 to the extent such payments would constitute “excess parachute payments” under the Internal Revenue Code of 1986, as amended (the “Code”).

In addition, in the event of such termination, for twenty-four (24) months following the termination of Employee’s employment, the Corporation shall reimburse Employee for certain premiums paid for health insurance coverage as described in this Section 6.2.

Employee may elect to continue coverage under the Corporation’s group health insurance plan in which he participated on the effective date of the termination of employment by election of continuation coverage under COBRA, subject to the terms of the group health plan and applicable law. The Corporation shall reimburse Employee for that portion of the COBRA premiums that are in excess of the amount Employee paid for group health plan coverage immediately prior to termination of employment for the lesser of: (i) the maximum COBRA period for which Employee is eligible, or (ii) twenty-four (24) months following termination of employment. At the end of the maximum COBRA continuation period, the Corporation shall further reimburse Employee for that portion of health insurance premiums under a fully insured, individual health insurance policy that are in excess of the amount Employee paid for coverage under the Corporation’s group health plan immediately prior to termination of employment. Such individual health insurance policy reimbursements shall continue for no longer than the remainder, if any, of the twenty-four (24) month health insurance continuation period following expiration of the maximum COBRA continuation period. Notwithstanding the foregoing, in the event Employee prefers to initially obtain health insurance coverage under a fully insured, individual health insurance policy that is less expensive than COBRA coverage, the Corporation shall reimburse Employee for premiums that are in excess of the amount Employee paid for health insurance under the Corporation’s group health plan immediately prior to termination for twenty-four (24) months. All such reimbursements required pursuant to this Section 6.2 shall be paid as soon as reasonably practicable following Employee’s submission of proof of timely premium payments to the Corporation; provided, however, that all such claims for reimbursement shall be submitted by Employee and paid by the Corporation no later than twenty-seven (27) months following Employee’s termination of employment.

(i)         Disability. If Employee is “disabled” as defined in Section 5.1(b), and within thirty (30) days after written notice of termination is given he shall not have returned to the full-time performance of his duties, Employee’s employment may be terminated.

(ii)        Cause. Termination by the Corporation of Employee’s employment for “Cause” shall mean termination in the event of: (A) the willful and continued failure by Employee to substantially perform his duties with the Corporation after written instruction by the Corporation to do so, (B) the engaging by Employee in conduct which is demonstrably and materially injurious to the Corporation, or (C) the conviction of Employee of, or the entry of a pleading of guilty or nolo contendere by Employee to, any crime involving moral turpitude or any felony.

(iii)       Good Reason. Employee shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (1) during the twelve (12) month period following a Change in Control, a good faith determination by Employee that, as a result of the Change in Control, he is not able to discharge his duties effectively, (2) at such time as a good faith determination is made by the Employee that he cannot carry out his duties consistent with his ethical responsibilities, or (3) without Employee’s express written consent, the occurrence after a Change in Control of any of the following circumstances:

(A)       the assignment to Employee of any duties inconsistent (except in the nature of a promotion) with the position in the Corporation that he held immediately prior to the Change in Control or a substantial adverse alteration in the nature or status of his position or responsibilities or the conditions of his employment from those in effect immediately prior to the Change in Control;

(B)       a material reduction by the Corporation in Employee’s annual base salary and Target Bonus as in effect on the date hereof or as the same may be increased from time to time;

(C)       the Corporation’s requiring Employee to be based more than twenty-five (25) miles from the Corporation’s offices at which he was principally employed immediately prior to the date of the Change in Control;

(D)       the failure by the Corporation to pay to Employee any portion of his current compensation or compensation under any deferred compensation program of the Corporation within seven (7) days of the date such compensation is due;

(E)       the failure by the Corporation to continue in effect any material compensation or benefit plan in which Employee participates immediately prior to the Change in Control unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, than existed at the time of the Change in Control;

(F)       the failure by the Corporation to continue to provide Employee with benefits substantially similar to those enjoyed by him under any of the Corporation’s plans in which he was participating at the time of the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by him at the time of the Change in Control, or the failure by the Corporation to provide Employee with the number of paid vacation days to which he is entitled on the basis of his years of service with the Corporation in accordance with the Corporation’s normal vacation policy in effect at the time of the change in control; or

(G)      the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 12 hereto.

Employee’s right to terminate his employment pursuant to this subsection shall not be affected by his incapacity due to physical or mental illness. Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

7.          Moving Expenses. In the event of any termination of Employee’s employment, other than by the Corporation for “just cause” as defined in Section 5.1(a), Employer shall be entitled to a lump sum payment of funds reasonably sufficient to transport all of Employee’s household effects and two automobiles to any location of the Employee’s choice in the continental United States; provided, however, such payment shall be made no later than March 15 of the year following the year in which the termination of employment occurred.

8.	Covenants.

(a)        Non-competition Covenant. During Employee’s employment and extending through the period ending on the later of (A) 18 months after termination or (B) the date in which Employee is no longer receiving severance benefits, Employee shall not, either individually or on behalf of another, directly or indirectly, as employer, employee, owner, stockholder, investor, consultant, independent contractor, agent, or otherwise enter into or in any manner participate in the convenience store business in North Carolina, South Carolina, Tennessee, Georgia, Florida, Kentucky or Indiana or within any other state in which the Corporation or its affiliates operate ten (10) or more convenience stores upon the date of termination of employment.

(b)        No Interference With Employees. Employee agrees that during Employee’s employment and extending through the period ending on the later of (A) 18 months after termination or (B) the date in which Employee is no longer receiving severance benefits, Employee will not directly or indirectly, request or induce any other employee of the Corporation or its affiliates or any person who was employed by the Corporation or its affiliates in the six months prior to the request or inducement to: (i) terminate employment with the Corporation, or (ii) accept employment with another business entity, or (iii) become engaged in the convenience store business in competition with the Corporation.

(c)	Trade Secrets; Confidential Information.

(i)         General. Employee recognizes and acknowledges that Employee will have access to certain highly sensitive, special, unique information of the Corporation that is confidential or proprietary. Employee hereby covenants and agrees during the term of this Agreement and at all times thereafter not to use or disclose any Confidential Information (as hereinafter defined) or trade secrets except for the benefit of the Corporation and to authorized representatives of the Corporation or except as required by any governmental or judicial authority; provided, however, that the foregoing restrictions shall not apply to items that, through no fault of Employee’s, have entered the public domain.

(ii)        Confidential Information. For purposes of this Agreement, “Confidential Information” means any data or information with respect to the business conducted by the Corporation, that is material to the Corporation and not generally known by the public. To the extent consistent with the foregoing definition, Confidential Information includes without limitation: (A) reports, pricing, sales manuals and training manuals, selling and pricing procedures, and financing methods of the Corporation, together with any techniques utilized by the Corporation in designing, developing, manufacturing, testing or marketing its products or in performing services for clients, customers and accounts of the Corporation; and (B) the business plans and financial statements, reports and projections of the Corporation.

(iii)       Ownership Return. Employee acknowledges that all trade secrets and Confidential Information are and shall remain the sole, exclusive and valuable property of the Corporation and that Employee has and shall acquire no right, title or interest therein. Any and all printed, typed, written or other material which Employee may have or obtain with respect to trade secrets or Confidential Information (including without limitation all copyrights therein) shall be and remain the exclusive property of the Corporation, and any and all material (including any copies) shall, upon request of the Corporation, be promptly delivered by Employee to the Corporation.

(d)        Validity of Covenants. Employee agrees that the restrictive covenants contained in this Agreement are reasonably necessary to protect the legitimate business and other interests of the Corporation, and reasonable with respect to time and territory, and do not interfere with the interests of the public.

(e)        Specific Performance. Employee agrees that a breach or violation of any of the covenants under this Agreement will result in immediate and irreparable harm to the Corporation in an amount which will be impossible to ascertain at the time of the breach or violation and that the award of monetary damages will not be adequate relief to the Corporation. Therefore, the failure on the part of Employee to perform all of the covenants established by this Agreement shall give rise to a right of the Corporation to obtain enforcement of this Agreement in a court of equity by a decree of specific performance or other injunctive relief. This remedy, however, shall be cumulative and in addition to any other remedy the Corporation may have.

9.          Delayed Distribution to Key Employees. If the Corporation determines, in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Corporation’s sole discretion, that Employee is a Key Employee of the Corporation on the date his employment with the Corporation terminates and that a delay in severance pay and benefits provided under this Agreement is necessary for compliance with Section 409A(a)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided under this Agreement and not otherwise exempt from Section 409A shall be delayed for a period of six (6) months (the “409A Delay Period”). In such event, any such severance payments and the cost of any such continuation of benefits provided under this Agreement that would otherwise be due and payable to Employee during the 409A Delay Period shall be paid to Employee in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) of that section. If Employee is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

10.        Notices. Any and all notices, designations, consents, offers, acceptances, or any other communications provided for herein shall be given in writing and shall be deemed given three (3) days after the date postmarked if sent by first class, United States mail or by registered or certified mail, return receipt requested; or on the date actually received if sent by express mail or other similar overnight delivery or if hand delivered, which shall be addressed to the Corporation at its principal office and to the Employee at his last address as shown on the records of the Corporation.

11.        Governing Law. This Agreement shall be subject to and governed by the laws of the State of North Carolina.

12.        Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

13.        Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, provided that Employee may not assign his rights or delegate his obligations hereunder.

14.	Entire Agreement.

(a)       This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

(b)       This Agreement may not be changed orally, but may be amended, revoked, changed or modified at any time by a written agreement executed by the Employee and the Corporation.

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year set forth above.

THE PANTRY, INC.

By:	/s/ Edwin J. Holman 4/30/08
Edwin J. Holman
Chairman, Compensation and
Organization Committee

EMPLOYEE:

/s/ Peter J. Sodini 5/1/08
Peter J. Sodini

EXECUTIVE OFFICER:

/s/ Frank G. Paci
Frank G. Paci